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                                                                    EXHIBIT 99.1

                                                                   PRESS RELEASE
                                                     For release: March 12, 1998
                         Contact: Rick S. Rees, Executive Vice-President and CFO
                                             Keith Voigts, Senior Vice-President


                       HALTER REVISES EARNINGS ESTIMATE

GULFPORT, Miss...Halter Marine Group, Inc. (AMEX:HLX) Gulfport, Miss. announced today that it expects its fourth quarter earnings to be significantly below what analysts are expecting because of increased production costs in its marine vessel product line. Earnings for the quarter are expected to be about break even.

     John Dane III, chairman, president and chief executive officer said, "Our record backlog has increased demands on engineering support and production, resulting in some inefficiencies. Costs on certain new projects rose beyond original estimates, in part, because of the recent addition of many new, less experienced shipbuilders. In addition, unprecedented inclement weather caused production delays and a subsequent increase in the amount of planned overtime."

Dane continued, "We have had an unusually high number of newly designed vessels developed by our engineering group during the last year which strained our internal capacity and caused delays in the production of engineering drawings, resulting in out of sequence work performed at sub-optimal efficiencies. We have now developed a broad range of industry and regulatory accepted designs that we will be able to use to fill future order."

     He emphasized that the increased production costs are limited to certain new vessels under construction, and the majority of its new vessel construction, and its rig, engineered products, and repair businesses are performing as expected.

     The company also said that management remains focused on insuring long term production efficiencies across all of the company's product lines. Its continued investment in facilities, talented people and process improvements are positioning the company for long term profitability.

     Certain statements (other than statements of historical fact) contained in this announcement are forward-looking statements. Forward-looking statements are generally accompanied by words such as "anticipate", "believe," "estimate" or "expect" or similar statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements include risks such as dependence on U.S. Navy contracts, intense competition and contractual, labor, regulatory and other risks in the shipbuilidng industry and risks relating to the market for offshore support vessels and offshore double hull tank barges. All forward-looking statements in this announcement are expressly qualified in their entirety by the cautionary statements in this paragraph.
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     Halter Marine Group, Inc. includes 21 shipyards in Texas, Louisiana,
Mississippi and Florida. The company specializes in the design, construction, conversion and repair of a wide variety of vessels, mobile offshore rigs, and engineered products for energy, commercial, government/military and pleasure boat markets. Shipyards of Halter Marine Group have built more than 2,000 vessels in the past 40 years.




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